Exhibit 99.1

News Release
Investor Inquiries:
Gerald B. Blouch
440-329-6109

INVACARE CORPORATION NAMES NEW CHIEF FINANCIAL OFFICER

ELYRIA, OH – (March 6, 2008) – Invacare Corporation (NYSE:IVC) has appointed Robert K. Gudbranson to the position of senior vice president and chief financial officer, effective April 1, 2008.  Most recently, Gudbranson served as vice president of strategic planning and acquisitions for Lincoln Electric Holdings, Inc. (NASDAQ:LECO), a $2.0 billion global manufacturer of welding, brazing and soldering products located in Cleveland, OH.  Prior to joining Lincoln Electric, Gudbranson was the director of business development and investor relations at Invacare.

In his new role, Gudbranson, 44, will be responsible for all aspects of Invacare’s Finance, Treasury, Internal Audit, Investor Relations, and Information Technology functions.

“We are extremely pleased to have Rob Gudbranson joining Invacare Corporation as chief financial officer,” said A. Malachi Mixon, III, chairman and chief executive officer.  “His extensive background in strategic planning and business development, as well as his previous financial experience with Invacare, will be instrumental in helping guide Invacare Corporation as we work toward our growth agenda for 2008 and beyond.”

Gudbranson began his career in finance at JP Morgan, progressing through positions of increased responsibility in corporate financial management and banking.  Prior to joining Lincoln Electric, he held various financial roles of increasing responsibility for Invacare including:  director, business development and investor relations; assistant treasurer; and European finance director.  Gudbranson holds a bachelor of arts degree in applied mathematics from Yale University and a master of arts in politics and economics from Oxford University.

Gudbranson replaces Gregory C. Thompson who resigned as Invacare’s CFO in February 2008 to join Georgia Gulf Corporation, Inc. (NYSE:GGC).

Mr. Mixon added, “We are also taking this opportunity to reaffirm our 2008 guidance.  Specifically, while it is still very early in the year, the business is progressing consistently with our internal expectations.  We are comfortable with our adjusted earnings per share* guidance of $1.35 to $1.50 with organic growth of approximately 4% to 5%, excluding the impact from acquisitions and foreign currency translation adjustments.  We expect that historical seasonal patterns of the business, which generally favor the latter half of the year, will essentially repeat in 2008, but that modest quarterly improvements on a year-over-year basis should continue.”

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The company has 5,700 associates and markets its products in 80 countries around the world.  For more information about the company and its products, visit Invacare website at www.invacare.com.

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*Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  The Company is unable to quantify these excluded items at this time since they relate to future periods.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”,” believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payer reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreement or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.